EXHIBIT 10.1

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (the "Agreement") is entered into as of this 31st day of July, 2010, by and among "END FUEL CORP.", a corporation existing under the laws of the state of Florida (or "Purchaser"); and Tammi Shnider, an trustee, and developer of the intellectual properties herein described (collectively, the "Sellers").

WITNESSETH:

WHEREAS, the Sellers are the developers of, and collectively and currently hold, all unencumbered right, title and interest to the thirty-five (35) children’s songs produced and recorded into approximately 200 individual children’s names. All such songs as recorded and intellectual property rights shall collectively be referred to herein as the "Intellectual Property";

WHEREAS, the Purchaser wishes to further develop and commercialize Intellectual Property in the United States and worldwide, and is willing to acquire said intellectual property for a total amount of $262,500 ($7,500 per children’s song) and the Sellers agree to cooperate and make best efforts with the Purchaser in consideration of Sellers' assigning, transferring and granting all right, title and interest in the Intellectual Property;

WHEREAS, the purchaser is a private company (anticipated to file with the Securities and Exchange Commission to become a public company on or before December 31, 2010). There is no market for the common shares of the purchaser at present and there are no guarantees or assurances that a market for the purchaser’s common shares will develop.

NOW THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby agree as follows:

ARTICLE I
PURCHASE OF ASSETS

1.1  Purchase and Sale of Assets. Sellers represent and warrant to Purchaser that Sellers own, to the best of the Sellers knowledge, all right, title and interest in and to all of the Intellectual Property (contractual or otherwise), including the description in Exhibit 1.1 hereto ("the Purchased Assets"). Upon the terms and subject to the conditions of this Agreement, Sellers hereby agree that on the Closing Date (as hereinafter defined in Section 2.1), Sellers shall sell, assign, transfer and convey to the Purchaser, and Purchaser hereby agrees to purchase, obtain and acquire from Sellers, all of Sellers' known right, title and interest in and to all of the Purchased Assets, free and clear of any and all claims, rights, liens and/or encumbrances. The Purchased Assets shall comprise all of the following:

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(a) All Intellectual Property as described in Exhibit 1.1, and all work papers, research, prototypes, technology, theory, formula, and any other properties and assets, whether tangible or intangible, related to the Intellectual Property.

(b) Any known franchises, licenses, permits, consents and other certificates of any regulatory, administrative agency or body issued to or held by Sellers that are related to the Purchased Assets.

1.2  Purchase Price. In consideration of and in exchange for each of the Sellers' sale, assignment, transfer and conveyance of all of the Purchased Assets. The Purchaser agrees to pay to the Sellers, as total consideration of $262,500. Additionally, the seller agrees to the issuance of Four Million and Five Hundred Thousand (4,500,000) shares of the Purchaser ("the Shares") for consideration of $22,500 resulting in a note and mortgage of the purchase price of $240,000(see Exhibit 1.2). The Sellers have provided (see Exhibit 1.3) a distribution list of the purchaser’s restricted common shares to be issued on or before August 15, 2010.

1.3  Investment Representations Required under SEC Rules

(a) Investment Intent. The Sellers (and/or any other members distributed common shares at closing) are acquiring the Shares solely for their own account, as principals, for investment purposes and not with a view to, or for resale in connection with, any distribution or underwriting of the Shares.

(b) No Securities Act Registration. Sellers (and/or any other members distributed common shares at closing) understand that the shares of Purchaser's stock issued as the Shares have not been registered under either the United States Securities Act of 1933 or any state securities law, that Sellers must hold the Shares unless the Shares are subsequently registered under those laws or transferred in reliance on an opinion of counsel that registration under those laws is not required, and that the certificates representing the shares will bear a legend to the foregoing effect.

(c) Ability to Evaluate and Bear Risk. Each of the Sellers are fully able (1) to evaluate the information provided by the Purchaser relevant to the merits, risks, and other factors bearing on the suitability of the Shares as an investment, and (2) to bear the economic risk of its proposed investment in the Shares without reselling the Shares.

1.4  Business Transition.

Following Closing, each of the Sellers and the Purchaser shall cooperate with each other, execute such documents and instruments, and take such other actions as are reasonably requested by either party to effectuate a smooth transition of the Purchased Assets to the Purchaser, and to develop and commercialize the Purchased Assets.

ARTICLE II
CLOSING

2.1  Date and Time of Closing. Subject to satisfaction of the conditions to Closing set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. (Eastern Standard Time), on July 31, 2010 at the offices of Purchaser, or at such other place and time thereafter as shall be mutually agreeable to the parties hereto (the "Closing Date").

2.2  Delivery of Instruments. The following documents, instruments and other materials shall be executed and delivered at or prior to the Closing on the Closing Date:

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(a) Instruments of Transfer. The Sellers shall execute and deliver to the Purchaser such bills of sale, assignments, endorsements, and other instruments and documents reasonably satisfactory in form and substance to the Purchaser and its counsel as they may reasonably deem to be necessary or appropriate to vest in the Purchaser on the Closing Date good and marketable title to the Purchased Assets free and clear of any and all adverse claims, mortgages, pledges, liens, charges, security interests or other rights, interests or encumbrances, and a receipt for the price of other assets being acquired hereunder, title to which shall transfer upon delivery of such assets.

(b) Purchase Price. Purchaser shall deliver to the Sellers the Purchase Price, as provided in Exhibit 1.2. At each of the Sellers' respective requests, his or her respective stock certificate may be delivered to his or her respective address as set forth on Exhibit 1.3 hereto.

(c) Related Agreements. The Purchaser and the Sellers shall execute and deliver any other agreements reasonably necessary to effectuate consummation of the transactions contemplated herein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Sellers. The Sellers represent and warrant to the Purchaser as follows:

(a) Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by the Sellers. The Sellers have taken all necessary action and have all the necessary power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Binding Agreement. This Agreement is the valid and binding and irrevocable obligation of the Sellers, and assuming validity of the representations and warranties of Purchaser, the enforceable against such Sellers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect

(c) Title. The Sellers (to the best of their knowledge) owns good, marketable, unencumbered, full and valid title, as would be considered under the law of any jurisdiction, to all of the Purchased Assets. The Purchased Assets (to the best of the Sellers knowledge) are or will at the date of closing be owned free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. None of the Sellers are in bankruptcy, divorce or any other proceedings which might result in claims against the Purchased Assets.

(d) Intellectual Property. With respect to the Purchased Assets, the Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Sellers have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation. No consent of any government, authority or individual is necessary for the sale by the Sellers of the Purchased Assets. The Sellers have agreed among themselves as to their proportionate ownership of the Intellectual Property and the Purchased Assets and have no dispute regarding the proportionate holdings of Shares reflected in Section 1.3 of the Agreement.

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(e) Accuracy of Information Furnished. No statement by the Sellers set forth herein or in the exhibits or the schedules hereto, and no statement, verbal or written, made in connection with the transactions contemplated hereby or the Purchased Assets, contains any untrue statement of a material fact, or omits to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading to the best of Sellers knowledge.

3.2  Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Sellers as follows:

(a) Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Purchaser. The Purchaser has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Binding Agreement. This Agreement has been duly and validly executed and delivered by the officers of the Purchaser on its behalf, and assuming the validity of representations and warranties of the Sellers, this Agreement is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect.

(c) Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Purchaser has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted

(d) Due Diligence. The purchaser fully acknowledges that the intellectual property that is subject to this agreement is being acquired on an “as is” basis and therefore, the purchaser is fully satisfied in all areas, including but not limited to, rights, title and interest. The purchaser has been made available, all information as requested during the due diligence period exceeding 120 days. Therefore, at closing, and going forward, the purchaser shall not seek damages of any kind towards the seller.

ARTICLE IV
COVENANTS

4.1.  Obligations. Each of the Sellers and the Purchaser agrees to carry out their respective obligations at and following Closing as set forth in Article I, II and IV of this Agreement.

(a) Governmental Filings and Consents. The Sellers and the Purchaser shall cooperate with one another and make best efforts in filing any necessary applications, reports or other documents with any domestic or foreign, federal, state or local agencies, or authorities with respect to the Intellectual Property.

(b) Commercialization. The Sellers and the Purchaser will work together and make best efforts to develop and commercialize the Intellectual Property.

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(c) Notice. The Sellers will give prompt notice of any claim against any of them or against the Purchased Assets and will give full cooperation and best efforts to the Purchaser in defending any such claim. Any cost to defend the title of intellectual property be total burden of the Buyer.

ARTICLE V
MISCELLANEOUS

5.1  Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto will bear its own legal, accounting, and other fees and expenses incident to the transactions contemplated herein.

5.2  Modification, Amendments and Waiver. The parties hereto may amend, modify or otherwise waive any provision of this Agreement by mutual consent, provided that such consent and any amendment, modification or waiver is in writing and is signed by each of the parties hereto.

5.3  Assignment. The Purchaser shall not have the authority to assign its respective rights or obligations under this Agreement without the prior written consent of the other parties hereto. The Seller can withhold any transfer or assignment for a period of seven (7) years from date of closing with approval being withheld unreasonably.

5.4  Burden and Benefit. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the parties and their respective successors and permitted assigns.

5.5  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida, without regard, however, to such jurisdiction’s principles of conflicts of laws.

5.6  Going Concern Opinion of Purchaser. The Purchaser is a newly formed company in the development stage. The independent accountant mostly likely will issue a going concern opinion and this opinion has been accepted (if issued) by Seller.

5.7  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

5.8  Severability of Provisions. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable.

5.9  Survival. The provisions of Articles III, IV and V shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date and year first above written.

Sellers	Purchaser

Tammi Shnider, As Trustee for the Intellectual Property	End Fuel Corp.

/s/ Tammi Shnider as Trustee	By: /s/ Alfred Fernandez, President By: Alfred Fernandez, Sole Officer and Director

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Exhibit 1.1

Tammi Shnider as Trustee

U Love Kids Song List

No.	Song Title	Duration

1.	The Itchy Sneezy Allergy Blues	3:07
2.	Family	3:02
3.	On The Farm	3:02
4.	A Big, Bright, Beautiful World	3:02
5.	Monkey In The Tree	3:03
6.	The Ha Ha Song	3:02
7.	Creation Imagination	3:06
8.	Believe In Yourself	3:01
9.	Alphabet Island	3:02
10.	To The Fair We Go	3:00
11.	Wake Up	3:01
12.	Small Fry Blues	1:57
13.	My Teddy Bear	2:02
14.	Waltz With Me	2:18
15.	This Happy Wonderful Day	2:02
16.	Those Little Worries	2:25
17.	Jack And Jill	2:04
18.	The Scaredy Cat Lion	2:03
19.	Best Friend	3:04
20.	Make That Wish	2:00
21.	The Sailer Song	1:58
22.	The Bad Day	3:02
23.	The Sea Captain	3:03
24.	Through Your Dreams	3:12
25.	The Rock-A-Bye Baby Rock	3:08
26.	Funny Bone Song	2:42
27.	The Gift Of Love	2:21
28.	You're Special To Me	2:04
29.	A Smile Upon Your Face	2:03
30.	Catch Me If You Can	2:02
31.	Advice From A Roving Raccoon	2:05
32.	Animal Sounds	3:04
33.	Your Lullaby	3:04
34.	Two Lucky Friends	2:04
35.	Proper Manners	3:02

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Exhibit 1.2

PROMISSORY NOTE

This Promissory Note (Hereinafter "Note") is entered into by:

End Fuel Corp. of 18775 SW 27th CT, Miramar, FL 33029

(Hereinafter "Borrower”)

&

Tammi Shnider as Trustee of 3764 Moon Bay Circle, Wellington, FL  33414

(Hereinafter "Lender")

1.	PROMISE TO PAY

The Borrower promises to pay to the Lender the total amount of Two Hundred and Forty Thousand, ($240,000.00), together with interest payable on the unpaid principal at the rate of 0 percent per annum, compounded annually.

Payments will be delivered to the Borrower’s address (3764 Moon Bay Circle, Wellington, FL 33414) or such other address as may later be agreed upon by the parties.

2.	REPAYMENT

The amount promised under this Agreement will be repaid in full, as well as accrued interest thereon.

Should the Borrower default in payment or other terms of this Note Agreement, the Borrower shall pay all costs, expenses and all reasonable legal costs incurred by the Lender, for the purpose of collection of this Promissory Note and including reasonable collection charges should collection be referred to a collection agency. These costs will be added to the outstanding principal and will become immediately due.

Should the borrower default, the total amount of principle and interest are due and payable in full and the due date of the Note is accelerated to date of default. Additionally, the interest rate, upon default, accrue and becomes payable at the highest interest rate allowed by law within the State of Florida.

MODIFICATION

No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

3.	BINDING EFFECT

Except as otherwise provided in this Note, all of the covenants, conditions, and provisions of this Note shall be binding upon the parties hereto and their respective heirs, personal representatives executors, administrators, successors, and assigns.

4.	HEADINGS

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Note.

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5.	BREACH OF NOTE

The parties acknowledge that no breach of any provision of the Note shall be deemed waived unless evidenced in writing. A waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Note.

6.	AMENDMENTS

This Promissory Note may be modified or amended by written agreement of both parties.

ADDITIONAL PROVISIONS

1. This amount ($240,000.00) represents the outstanding principle balance at July 31, 2010. The total Note outstanding shall be due and payable in full July 31, 2015.

2. The collateral for said Note, until paid in full, shall be thirty-five (35) children’s songs as more fully described in the Intellectual Property Agreement as dated July 31, 2010.

3. There shall be no stated interest factor, but interest shall be calculated as follows:

a)

On each and every downloadable song, a total cash payment shall be remitted within five (5) days of each and every calendar month of $0.175 per download of which $0.075 per collected download shall be deemed interest and the balance ($0.10 per collectible download) shall be deemed principle repayment.

b)

On all other Medias, including, but not limited to, licensing, duplication via disc and CD and broadcast, for each and every song, a total cash payment of $0.125 shall be remitted within five (5) days of each and every calendar month. Of the total payment ($0.125 per song), $0.025 per collected amount shall be deemed interest and the balance ($0.10) shall be deemed principle repayment.

7.	GOVERNING LAW

This Agreement is governed by the statutory and case law of the State of Florida. The parties hereby indicate by their signatures below that they have read and agree with the terms and conditions of this Agreement in its entirety.

The borrower will execute any/all documents within five (5) days of submittal that are submitted by the lender to secure the Note by collateralizing accordingly. Included, but not limited to, securing the Note, are UCC Forms, mortgages, etc.

The parties hereby indicate by their signatures below that they have read and agree with the terms and conditions of this Note in its entirety.

Borrower Information	Signature: _________________________
End Fuel Corp., 18775 SW 27th Court
Miramar, FL 33029	By: Alfred Fernandez, President and Sole Director

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Exhibit 1.3

END FUEL CORP.

TAMMI SHNIDER AS TRUSTEE – July 31, 2010

ALLOCATION OF INTELLECTUAL PROPERTY OWNERSHIP

Name	Percentage of Ownership – UloveKids 35 Songs	Amount of Restricted Shares – July 31, 2010 per Intellectual Property Agreement	Total

Alfred Fernandez C/F Ryan Shnider	11.1%	500,000	500,000
Alfred Fernandez C/F Alex Shnider	11.1%	500,000	500,000
Alfred Fernandez C/F Logan Adelstein	11.1%	500,000	500,000
Alfred Fernandez C/F Kiley Adelstein	11.1%	500,000	500,000
Tammi Shnider	44.4%	2,000,000	2,000,000
Gus Gulbert, Jr.	2.2%	100,000	100,000
Stephen Corn	4.5%	200,000	200,000
Eric Jacobs	4.5%	200,000	200,000
TOTALS	100%	4,500,000	4,500,000

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